UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUNKIN’ BRANDS GROUP, INC.

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130 Royall Street

Canton, Massachusetts 02021

March 26, 2014

Dear Shareholder:

We cordially invite you to attend our 2014 Annual Meeting of Shareholders on Tuesday, May 6, 2014, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 26, 2014, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Shareholders and our 2013 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2014 Annual Meeting of Shareholders. On March 26, 2014, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 6th.

Sincerely,

Nigel Travis Chairman and Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2014

The Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 6, 2014, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the two directors specifically named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To approve the Dunkin’ Brands Group, Inc. Annual Management Incentive Plan.

•	To consider, if properly presented at the Annual Meeting, one shareholder proposal.

•	Any other business properly brought before the meeting.

Shareholders of record at the close of business on March 12, 2014 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 12, 2014, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2014 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 12, 2014. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett
Secretary

Canton, Massachusetts

March 26, 2014

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2014

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2014 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. You may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 12, 2014 are entitled to vote at the meeting. Each of the 106,602,825 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 28, 2013 (fiscal 2013) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 6, 2014: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 28, 2013. The proxy statement and our fiscal 2013 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our board of directors. The members of each committee are appointed by the Board of Directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 5 meetings in fiscal 2013. During fiscal 2013, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2013, the Board of Directors had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2013:

Name	Audit	Compensation	Nominating & Corporate Governance
Raul Alvarez	X	X*
Anthony DiNovi		X
Michael Hines	X*		X*
Sandra Horbach		X	X
Jon Luther**
Mark Nunnelly		X
Carl Sparks***	X
Nigel Travis
Joseph Uva	X	X	X
Number of meetings during fiscal 2013	7	5	3

*	Chair
**	Mr. Luther resigned from the Board of Directors in May 2013
***	Mr. Sparks was appointed to the Board in July 2013

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•

Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•

Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Mr. Alvarez, Mr. Hines and Mr. Sparks. Mr. Uva resigned from the Audit Committee on July 26, 2013 upon Mr. Sparks’ appointment to the committee. The Board has determined that each member of the audit committee is an independent director and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the Board of Directors in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only conducting an independence assessment of such advisor as required under NASDAQ rules. The compensation committee consists of Mr. Alvarez, Mr. DiNovi, Ms. Horbach, Mr. Nunnelly and Mr. Uva. Mr. Alvarez serves as chair of the compensation committee. The Board has determined that each member of the compensation committee is an independent director as defined under SEC and NASDAQ rules. The compensation committee met 5 times in fiscal 2013. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The nominating and corporate governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the board’s performance. The nominating and governance committee consists of Ms. Horbach, Mr. Hines, and Mr. Uva. Mr. Hines serves as chair of the nominating and corporate governance committee. Our Board of Directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

Non-Employee Director Compensation Program

Under our director compensation program, each member of our board of directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. In fiscal 2013, the annual board retainer, inclusive of meeting fees, was $70,000. Under this program, the chair of the Audit Committee receives an additional annual retainer of $15,000, the chair of the Compensation Committee receives an additional annual retainer of $12,500 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500. Effective May 15, 2013, the Lead Director receives an additional annual retainer of $20,000. In addition to cash retainers, independent directors receive an annual grant of restricted stock units with a grant date fair market value equal to $85,000. These restricted stock units become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date.

Effective March 27, 2013, the Company amended and restated our Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) to allow participation by non-employee directors. Under the Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash we would otherwise pay him and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her restricted stock units. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us. All amounts deferred under the Deferred Compensation Plan are only distributable upon the termination of a non-employee director’s board service. During fiscal 2013, Messrs. Alvarez, DiNovi, Nunnelly and Sparks and Ms. Horbach elected to defer cash and/or restricted stock unit awards under the Deferred Compensation Plan.

Director Compensation for 2013

The following table sets forth information concerning the compensation earned by our directors during our 2013 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’ compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Earned Or Paid In Cash(1)		Stock Awards (2)		All Other Compensation		Total
Jon Luther	$150,000	(3)	—		$51,820	(4)	$201,751
Michael Hines	92,500	(5)	$85,036				182,224
Joseph Uva	70,000		85,036				155,036
Raul Alvarez	95,000	(6)	85,036				180,036
Anthony DiNovi	70,000		116,494	(7)			186,494
Mark Nunnelly	70,000		116,494	(7)			186,494
Sandra Horbach	70,000		116,494	(7)			186,494
Carl Sparks	29,808	(8)	68,000	(9)			97,808

(1)	All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to deter receipt of his cash retainer payments under the Deferred Compensation Plan.
(2)

Reflects the grant date fair value of restricted stock units granted to non-employee directors (other than Mr. Luther) as determined under FASB ASC Topic 718. The grant date fair value of each award received was calculated by multiplying the number of restricted stock units granted to the director by the closing price of our common stock on the date of grant. These grants represent the value of the annual equity value we granted to our non-employee directors in accordance with our non-employee director compensation program described above, and reflect rounding up in the number of restricted stock units granted to avoid the grant of fractional shares. As of December 28, 2013, our non-employee directors held the following aggregate numbers of restricted stock unit awards: Mr. Luther (0); Mr. Hines (2,054); Mr. Uva (2,054);

Mr. Alvarez (2,054); Mr. DiNovi (2,932); Mr. Nunnelly (2,932); Ms. Horbach (2,932); and Mr. Sparks (1,552). None of our non-employee directors held any other stock awards or held any stock options as of December 28, 2013.
(3)	In accordance with Mr. Luther’s Transition Agreement dated June 30, 2010 (the “Transition Agreement”), he received compensation for his services as a director in the amount of $50,000 per annum. He also received compensation for his services as Chairman (“Chairman Fee”). For the period from January 1, 2013 through June 30, 2013, this Chairman Fee was equal to $125,000. Mr. Luther resigned from the Board effective May 15, 2013. Pursuant to the Transition Agreement, he received the board compensation provided under the Transition Agreement through June 30, 2013.
(4)	Reflects the value of certain insurance-related costs paid by us in fiscal 2013 pursuant to Mr. Luther’s Transition Agreement, including the cost of a Medicare supplemental insurance policy for Mr. Luther and his wife ($1,820) and premium costs for basic term life insurance, executive life insurance and whole life insurance ($50,000).
(5)	Includes annual cash retainer payments of $70,000 for Board service and $15,000 as compensation for Mr. Hines’ role as Audit Committee Chair and $7,500 as compensation for his role as Nominating and Governance Committee Chair.
(6)	Includes annual cash retainer payments of $70,000 for board service, $12,500 as compensation for Mr. Alvarez’s role as Compensation Committee Chair and $12,500 as pro rata compensation for his role as Lead Director with effect from May 15, 2013.
(7)	In addition to receiving the annual grant of restricted stock units for non-employee directors with a value of $85,036 on May 15, 2013, Messrs. DiNovi and Nunnelly and Ms. Horbach each received pro rata grants of restricted stock units with a grant date fair market value of $31,458 (determined under FASB ASC Topic 718, in the same manner as described in footnote (2) above) covering the period of service from January 23, 2013 through May 14, 2013. Each of Messrs. DiNovi and Nunnelly and Ms. Horbach are affiliated with the private equity sponsors who had been our previous owners. After the private equity sponsors that previously owned the Company sold their shares in the Company, the Compensation Committee determined that it was appropriate to begin compensating Messrs. DiNovi and Nunnelly and Ms. Horbach in the same manner as our other non-employee directors, with the equity component of that compensation first taking effect on January 23, 2013.
(8)	Represents Mr. Sparks’ pro rata annual cash retainer payment for board service with effect from July 26, 2013, the date he joined the board.
(9)	Mr. Sparks received an initial grant of restricted stock units upon joining the board on July 26, 2013 with a grant date fair market value of $68,000 on the date of grant (determined under FASB ASC Topic 718, in the same manner as described in footnote (2) above). This award represented a pro-rated annual restricted stock unit grant for the period from July 26, 2013 through May 14, 2014.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of two Directors with terms expiring in 2014 (Class III), three Directors with terms expiring in 2015 (Class I) and three Directors with terms expiring in 2016 (Class II). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the two Class III Director nominees will stand for election to a three-year term expiring at the 2017 Annual Meeting. The persons named in the enclosed proxy will vote to elect Michael Hines and Joseph Uva as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that either of the above-mentioned persons will not serve his term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2017 (Class III Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Both of these directors were previously elected to the board by shareholders.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Michael Hines, 58

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Joseph Uva, 58

Director since 2011

Mr. Uva is Chairman of Hispanic Enterprises and Content for NBC Universal. Mr. Uva previously worked as an independent consultant in the media and communications industry from 2011 to 2013, and prior to that, he served as President and Chief Executive Officer of Univision Communications, Inc., a Spanish language media company, from April 2007 through March 2011. From 2002 to 2007, Mr. Uva was President and Chief Executive Officer of OMD Worldwide Group, a subsidiary of Omnicom Media Group Holdings, Inc., a media communications firm. Mr. Uva served as a director of Univision Communications, Inc. from 2007 until March 2011 and as a director of TiVo Inc. from 2004 through July 2011. Mr. Uva brings extensive executive experience and knowledge of media and advertising, as well as service on the boards of other public companies, to the Board.

Directors with Terms Expiring in 2015 (Class I Directors)

Sandra Horbach, 53

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as head of the Global Consumer and Retail team. Ms. Horbach currently serves as a director of NBTY, Inc. and CVC Brasil Operadora e Agência de Viagens S.A., Beats Electronics and Vogue International as well as a number of not-for-profit organizations. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. She has also served on the boards of Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 55

Director since 2006

Mr. Nunnelly is a Managing Director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the boards of directors of Apple Leisure Group, BMC Software, Bloomin’ Brands, Inc. and Genpact, Inc., as well as a number of private companies and not-for-profit corporations, and formerly served on the board of Domino’s Pizza, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

Carl Sparks, 46

Director since 2013

Mr. Sparks has served as the Chief Executive Officer of Travelocity Global since April 2011. Travelocity is one of the leading companies in online travel, and a division of Sabre Inc. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is also a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

Directors with Terms Expiring in 2016 (Class II Directors)

Raul Alvarez, 58

Director since 2012

Mr. Alvarez is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., Eli Lilly and Company and Realogy Holdings Corp. and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 51

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Within the last five years, Mr. DiNovi formerly served on the boards of Michael Foods, Inc., American Media Operations, Inc. and Nortek, Inc. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 64

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the additional role of Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves on the board of directors of Office Depot, Inc. and formerly served on the boards of Lorillard, Inc. and Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that our Board of Directors shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of NASDAQ. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors with the exception of Mr. Travis, our Chief Executive Officer, is independent under the governance and listing standards of NASDAQ. Mr. Luther, our non-Executive Chairman and former Chief Executive Officer, who resigned from the Board in May 2013, was not deemed independent prior to his resignation.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provides that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our former non-executive Chairman, retired from the Board of Directors in May 2013. At that time, the Board appointed Nigel Travis, our Chief Executive Officer, to the additional role of Chairman of the Board and named Raul Alvarez as Lead Independent Director. Mr. Travis has been our Chief Executive Officer since 2009 and has significant prior experience with franchised businesses in the quick service restaurant and retail industries. The Board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Dunkin’ Brands given Mr. Travis’ extensive experience and deep knowledge of our company and our industry. As Chief Executive Officer, Mr. Travis is intimately involved in the day-to-day operations of our company and is best positioned to lead the Board in setting the strategic focus and direction for our company. The Board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting Guidelines. Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the Annual Meeting of Shareholders, and in 2013, each of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code is posted on our website, which is located at http://investor.dunkinbrands.com. We intend to disclose any future amendments to, or waivers from, the Code for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. At Dunkin’ Brands, we believe that being a socially responsible company is good business. We strive to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•

Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•

Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•

Our Neighborhoods. We are dedicated to serving the basic needs of our local communities—from providing food for the hungry and support for children’s health and wellness, to ensuring our neighborhoods are safe and secure.

In 2013, we published our second Corporate Social Responsibility (CSR) report, Focused on Sustainable Solutions, in which we demonstrate the progress we have made toward goals outlined in our 2010 report, review the challenges we encountered and set forth new goals. The scope of the report includes corporate functions and North American facilities owned and operated by Dunkin’ Brands or our subsidiaries for the years 2011-2012, along with some highlights from our franchise restaurants and our international business. We are reporting on a two-year cycle. Our CSR reports are available on our website at www.dunkinbrands.com/responsibility.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating and Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Franchise Relationship

Certain family members of our former Chairman, Jon Luther, hold an ownership interest in an entity that owns and operates Dunkin’ Donuts restaurants and holds the right to develop additional restaurants under store development agreements. During fiscal 2013, the Company received $343,000 in royalty and rental payments from this entity. During fiscal 2013, the Company recognized $6,000 of income related to initial franchise fees with this entity. All material terms of the franchise and store development agreements with this entity are consistent with other unrelated franchisees in the market.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 12, 2014 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors, nominees and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
FMR, LLC(2)	16,450,798	15.4%
Jennison Associates LLC(3)	12,786,835	12.0%
Morgan Stanley(4)	8,981,068	8.4%
The Vanguard Group(5)	6,124,573	5.7%

Directors and executive officers:
Nigel Travis	1,633,804	1.5%
Paul Carbone	116,376	*
John Costello	86,089	*
Paul Twohig	72,114	*
Richard Emmett	35,750	*
Raul Alvarez	4,671	*
Anthony DiNovi	2,932	*
Sandra Horbach	2,932	*
Michael Hines	8,417	*
Mark Nunnelly	2,932	*
Carl Sparks	1,552	*
Joseph Uva	6,573	*
All Directors, Nominees and Executive Officers as a Group (16 persons)	2,083,341	1.9%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on March 12, 2014 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,359,427), Mr. Carbone (114,884), Mr. Costello (26,540), Mr. Twohig (40,567), Mr. Emmett (24,250) and all directors, nominees and executive officers as a group (1,655,965). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Travis (150,000), Mr. Costello (27,096), Mr. Alvarez (2,054), Mr. DiNovi (2,054), Ms. Horbach (2,054), Mr. Hines (2,054), Mr. Nunnelly (2,054), Mr. Sparks (1,552), Mr. Uva (2,054) and all directors, nominees and executive officers as a group (190,972).
(2)	The information regarding FMR LLC is based solely on information included in Amendment No. 4 to its Schedule 13G filed by FMR LLC with the SEC on February 13, 2014. FMR LLC reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,370,128 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 16,370,128 shares owned by the funds. FMR LLC reported its address as 245 Summer Street, Boston, Massachusetts 02210.
(3)

The information regarding Jennison Associates LLC (“Jennison”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed with the SEC on February 7, 2014. Jennison furnishes investment advice to several investment companies, including separate accounts, and institutional clients. As a result of this role, Jennison may be deemed to be the beneficial owner of the shares held by such companies, accounts and clients. In addition, Prudential Financial, Inc. (“Prudential”) indirectly owns 100%

of the equity interests of Jennison and as a result, Prudential may be deemed to have power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to such shares.
(4)	The information regarding Morgan Stanley is based solely on information included in Amendment No. 2 to its Schedule 13G filed by Morgan Stanley with the SEC on February 11, 2014. Morgan Stanley reported that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley reported its address as 1585 Broadway, New York, New York 10036 and reported the address of Morgan Stanley Investment Management Inc. as 522 Fifth Avenue, New York, New York 10036.
(5)	The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in its Schedule 13G filed by Vanguard with the SEC on February 6, 2014. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during 2013, except for a delay in reporting a sale of shares by William Mitchell, an executive officer, in November 2013. The failure to report this transaction on time was inadvertent and was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “2013 Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2013 are:

•	Nigel Travis, Chairman and Chief Executive Officer

•	Paul Carbone, Chief Financial Officer

•	John Costello, President, Global Marketing and Innovation

•	Paul Twohig, President, Dunkin’ Donuts U.S. and Canada and Dunkin’ Donuts and Baskin-Robbins Europe and Latin America

•	Richard Emmett, Senior Vice President and Chief Legal and Human Resources Officer

Overview of Compensation and Fiscal 2013 Performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•

aligning the interests of our executive officers with those of our shareholders by delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. Our executive compensation program is designed to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

Highlights of 2013 performance

We achieved strong financial performance in fiscal 2013, and we believe that our named executive officers were instrumental in helping us to achieve those results. Highlights of our fiscal 2013 performance include the following:

•	Grew worldwide sales: Grew global systemwide sales by 5.8% over fiscal 2012;

•

Drove positive comparable store sales in Dunkin’ Donuts U.S., Baskin-Robbins U.S. and Baskin-Robbins International: Increased Dunkin’ Donuts U.S. comparable store sales by 3.4% and Baskin-Robbins U.S. comparable store sales by 0.8%. Baskin-Robbins International comparable stores sales grew by 1.9% while Dunkin’ Donuts International comparable store sales ended at -0.4% versus 2012;

•	Expanded global presence: Opened 790 net new Dunkin’ Donuts and Baskin-Robbins locations globally, bringing Dunkin’ Brands to 18,158 total points of distribution as of year-end 2013;

•	Increased revenue: Increased revenue from $658.2 million in fiscal 2012 to $713.8 million in fiscal 2013 for an 8.5% increase year-on-year;

•	Increased operating income: Increased operating income 27.3% to $304.7 million; adjusted operating income increased 10.8% year-on-year to $340.4 million;

•	Increased net income: Increased net income 35.6% to $146.9 million; adjusted net income increased 10.8% to $165.8 million; and

•	Increased adjusted earnings per share: Increased adjusted earnings per share by 19.5% versus 2012 to $1.53.

Based on our global adjusted operating income, the measure that determined our 2013 Dunkin’ Brands, Inc. Short-Term Incentive Plan (Annual Plan) funding, we achieved 90% of our target 2013 funding. Global adjusted operating income is a non-GAAP financial measure. In calculating global adjusted operating income we add back amortization and impairment charges to operating income. Global adjusted operating income also includes additional discretionary adjustments considered outside the scope of normal business operations. Both “adjusted operating income” and “adjusted net income” are non-GAAP financial measures. An explanation of how we calculate these measures is contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed with the Securities and Exchange Commission.

At our 2013 annual meeting of shareholders, over 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this very positive support for our compensation practices and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Compensation framework: policies and process

Roles of Compensation Committee and our Chairman and Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the nature and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers and administering our equity compensation plans and awards. Our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash bonus targets and awards and equity incentive awards for our named executive officers and the other executive officers reporting to him. The Compensation Committee meets with our Chairman and Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chairman and Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chairman and Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) on a limited basis in fiscal 2013 to update the Compensation Committee on trends in executive compensation and “say on pay” voting and to review our peer group, and to help establish compensation levels for our named executive officers in fiscal 2014. Cook had been engaged to review the competitiveness of our executive compensation and to provide recommendations for change, as appropriate, in fiscal 2012, and the Compensation Committee determined that it was not necessary to update that analysis for fiscal 2013, instead using the 2012 analysis to set pay levels for executives for fiscal 2013. This analysis included a study of senior executive total direct compensation levels and opportunities when compared to executives in similar positions at our peer group companies. This analysis also included a review of incentive plan design and annual share usage and the value transferred to executives in respect to long-term incentive compensation for this peer group. The peer group of companies used in Cook’s analysis was reviewed and approved by the Compensation Committee. That group consisted of the 14 publicly-traded companies listed below. They were chosen because they are in a similar industry and/or possess a similar business model as the Company, are companies against which we compete for executive talent and are relatively similar in size and market capitalization to the Company. As of April 2011, when the peer group was established, our market capitalization was between the median and the 75th percentile of our peer group companies and our operating income approximated the median of those companies.

Brinker International	Darden Restaurants	Panera Bread	Wendy’s Co.

Cheesecake Factory	DineEquity	Ruby Tuesday	Yum! Brands

Chipotle Mexican Grill	Domino’s Pizza	Starbucks

Cracker Barrel	Jack In The Box	Tim Horton’s

In fiscal 2013, the Compensation Committee undertook a comprehensive review of the composition of the peer group with the advice of Cook. Cook recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	Comparable Industry/Business Model – Quick service and restaurant industry focus; franchise-oriented business model

•	Peer Company Size – Sizing factors included revenue, enterprise value and market capitalization

•	Statistical Reliability – Peer group size of between 12 and 20 companies

•	Executive Talent Sources – Companies with whom Dunkin’ Brands competes for talent

As a result of this review, the Compensation Committee deleted Jack In The Box and Ruby Tuesday and added Bloomin’ Brands, Burger King, and Green Mountain Coffee Roasters, creating a peer group of 15 companies. The Compensation Committee believes that the revised peer group reflects Dunkin’ Brands growth as a global organization and the scale of our operations. This revised group will be used for compensation discussions starting in fiscal 2014. The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group.

Cook provided no other consulting services that were outside the scope of the Compensation Committee relationship. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee has determined that Cook, as advisor to the Committee, was independent and that the work performed by Cook did not raise any conflicts of interest in 2013 that would preclude the Committee from reviewing and considering Cook’s analyses when making compensation decisions.

Elements of named executive officer compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers. Compensation for our named executive officers consisted of the following elements for fiscal 2013:

Element	Description	Primary objectives
Base Salary	• Fixed cash payment	• Attract and retain talented individuals • Recognize career experience and individual performance • Provide competitive compensation

Short-Term Incentives	• Performance-based annual cash incentives	• Promote and reward achievement of the Company’s annual financial and strategic objectives and individualized personal goals

Long-Term Incentives	• Time-based stock options	• Align executive interests with shareholder interests by tying value to long-term stock performance • Attract and retain talented individuals

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and disability insurance (STD & LTD) • 401(k) plan • Deferred Compensation Plan	• Provide competitive benefits • Provide tax-efficient retirement savings • Provide tax-efficient opportunity to supplement retirement savings

Executive Perquisites	• Executive physical for Vice Presidents and above • Supplemental LTD Insurance	• Promote health and well-being of senior executives • Provide competitive benefits

Severance Benefits	• Cash and non-cash payments and benefits upon a qualifying termination of employment	• Retain and attract key employees • Provide a level of protection in the event of an involuntary termination of employment

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chairman and Chief Executive Officer (except with respect to his own base salary) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Adjustments to base salaries are based on the level of an executive’s responsibilities and his individual contributions, prior experience and sustained performance. Decisions regarding base salary increases may take into account the named executive officer’s current salary, equity holdings, including stock options, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from industry surveys of similar companies. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and based on the achievement of performance objectives.

Short-term incentive plan

In addition to receiving base salaries, executives participate in the Annual Plan, our annual management incentive plan. We believe that annual incentives should be based upon actual performance against specific, measurable business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. The funding of the Annual Plan in fiscal 2013 was based on the level of achievement against our global adjusted operating income target. For fiscal 2013, the Compensation Committee chose global adjusted operating income as the performance metric that would be used to establish the funding levels under the plan in order to ensure that we had a sufficient level of earnings to fund bonuses to be paid out of this plan. In addition, the use of global adjusted operating income provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate business performance.

The Compensation Committee set the global adjusted operating income target for fiscal 2013 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The potential Annual Plan payout for each eligible employee (based on the employee’s target bonus) is aggregated to create an Annual Plan pool at target. The level of funding under the Annual Plan for fiscal 2013 ranged from 0% to 225% of that target pool based on our actual performance relative to the global adjusted operating income target, with a threshold funding level established by the Compensation Committee based on the minimum level of global adjusted operating income performance that would result in any funding under the Annual Plan.

The Compensation Committee approved a modification in the Annual Plan funding schedule in 2013 compared to that in place for fiscal 2012. This modification lowered the threshold for funding from 95% to 90% of global adjusted operating income performance, increased the maximum funding under the Annual Plan from 200% to 225% of target award and also changed the slope of the funding under the Annual Plan (as shown below). The Committee made this change to more appropriately align the level of funding under the Annual Plan with business performance.

The graph below illustrates the differences between the funding slopes for 2012 and 2013:

Once our global adjusted operating income performance is determined after the close of the fiscal year, the funding level for the Annual Plan is established. The Annual Plan funding is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are categorized into three categories: Primary, Secondary and Personal. Primary business goals are financial goals which are influenced or impacted by the activities of the broader organization/group. The Primary business goals are shared among all executives in order to encourage cross-functional collaboration. Secondary business goals are key financial goals that relate most directly to the executive based on his role within the Company and his ability to impact certain aspects of our business. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Performance against each goal category is measured separately. The goals are weighted as follows: Primary (35%), Secondary (30%) and Personal (35%). This weighting allows each set of goals to be taken into account in a manner that is generally equal, with more weight placed on the achievement of relevant company performance metrics. The achievement of Personal goals is taken into account solely on a discretionary basis. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

The table below lists the 2013 Primary and Secondary business goals for each named executive officer:

Name and Title	Goal type	Metric
Nigel Travis	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chairman and Chief Executive Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Carbone	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Financial Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

John Costello	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Global Marketing and Innovation	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Twohig	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Dunkin’ Donuts U.S. and Canada and Dunkin’ Donuts and Baskin-Robbins Europe and Latin America	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (60%) Dunkin’ Donuts U.S. Net Development (40%)

Richard Emmett	Primary	Dunkin’ Brands Inc. Global Total Revenue

Senior Vice President & Chief Legal and Human Resources Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Personal goals for fiscal 2013 were the relevant strategic and operational goals for the respective named executive officer described below:

•	creating greater shareholder value by maximizing earnings per share;

•	increasing franchisee profitability;

•	driving Dunkin’ Donuts digital/mobile/loyalty strategy to improve the customer experience and increase brand loyalty;

•	achieving successful roll-out of store development agreements in California; and

•	increasing customer satisfaction scores.

The achievement of Personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee on a discretionary basis.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) global adjusted operating income results for the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income thresholds and determining our achievement of such thresholds, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. In 2013, the Compensation Committee approved the exclusion of a one-time charge related to a volume guarantee with the franchisee-owned supply chain cooperative regarding the sale of cooler beverages in our restaurants and costs associated with the closure of our

Peterborough, Ontario manufacturing plant. After the Compensation Committee sets the bonus pool under the Annual Plan based on its determination of the level of our global adjusted operating income achieved, our Chairman and Chief Executive Officer then recommends amounts payable to each named executive officer (other than himself) under the Annual Plan based on performance against his respective Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’s bonus. Annual Plan awards may be adjusted based on considerations deemed appropriate by the Compensation Committee, including personal performance.

Long-term equity incentive program

The primary goals of our equity incentive program are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of service-based vesting requirements. As discussed below, the Compensation Committee awarded time-based stock options to all named executive officers in 2013 consistent with the terms of our annual long-term equity incentive award program adopted in fiscal 2012.

We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are the best vehicle to align executive interests with shareholder interests.

Prior to our IPO, we granted each of our named executive officers options consisting of time-based options (30% of each grant) and time and performance-based options (70% of each grant), which remain outstanding. The combination of time- and performance-vesting of these awards was designed to compensate executives for their long-term commitment to the Company, while incentivizing sustained increases in our financial performance and helping to ensure that the private equity sponsors that previously owned the Company received an appropriate return on their invested capital before executives received significant value from these grants.

Our pre-IPO time-based options generally vest in equal installments of 20% on each of the first five anniversaries of the vesting commencement date, which is typically the date the option grants were approved by the Compensation Committee. Our pre-IPO performance-based options generally become eligible to vest in tandem with the vesting of our pre-IPO time-based options, but do not actually vest unless a pre-established performance condition has achieved. Because that condition has been satisfied, to the extent unvested based on service, those options are only subject to the optionee’s continued employment to the Company through the applicable vesting date.

The Compensation Committee retains discretion to grant stock options or other equity-based awards to employees at any time, including in connection with a promotion, to reward an employee, for retention purposes or in other circumstances. The Compensation Committee will continue to evaluate the structure and terms of our equity compensation program and may make adjustments going forward.

Fiscal 2013 compensation

Base salaries

Except with respect to our Chairman and Chief Executive Officer, our Compensation Committee determined that it was appropriate to keep the base salary levels of our named executive officers in fiscal 2013 unchanged from fiscal 2012. Consistent with the philosophy of linking compensation actually paid to the achievement of our financial, operating and strategic goals, the Committee opted to approve a proposal to increase their respective Annual Plan targets rather than increasing the base salaries of the other named executive officers.

The Compensation Committee determined that it was appropriate to increase the base salary of Mr. Travis effective March 28, 2013 by 10.3% to $950,000. Prior to this increase, Mr. Travis had not received a base salary increase since commencing employment with the Company in January 2009, with the exception of an $11,000 per year base salary adjustment in May 2011 to compensate him for the elimination of his $20,000 per year car allowance. As a result, his base salary was determined by the Committee to be substantially below market for his position. After his base salary increase was implemented, Mr. Travis’s base salary was determined to be between the 25th and 50th percentile of Chief Executive Officer base salaries in the 2012 Dunkin’ Brands peer group.

Short-term incentive awards

The threshold, target and maximum incentive levels (as a percentage of base salary and as described more fully below) established under the Annual Plan and payable to each named executive officer if achievement relative to the 2013 global adjusted operating income target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his Primary, Secondary and Personal goals were:

	Target annual cash bonus as a % of base salary
Named executive officer	Threshold %	Target %	Maximum %
Nigel Travis	25%	100%	225%
Paul Carbone(1)	15%	60%	135%
John Costello(1)	15%	60%	135%
Paul Twohig(1)	15%	60%	135%
Richard Emmett(2)	13.75%	55%	123.75%

(1)	The incentive target for Messrs. Carbone, Costello and Twohig was increased from 50% to 60% effective January 1, 2013.
(2)	Mr. Emmett’s incentive target was increased from 50% to 55% effective January 1, 2013.

Full funding (100% of target funding) for the Annual Plan was contingent on achievement of our global adjusted operating income target of $343.8 million. The funding threshold level (25% of target funding) was contingent on achievement of 90% of the global adjusted operating income target, meaning that if global adjusted operating income performance achievement fell below $309.4 million, no funding would be achieved under the plan and no payments would be made under it. The maximum funding level for the Annual Plan (225% of target funding) was contingent on the achievement of 110% of the global adjusted operating income target, or achievement of $378.2 million of global adjusted operating income.

Our 2013 global adjusted operating income performance under the Annual Plan was $340.4 million, or 99% of our adjusted operating income target. This translated to a funding level of 90% of target in accordance with the funding schedule set forth in the Annual Plan. In determining the size of the 2013 Annual Plan pool for allocation among plan participants, including our named executive officers, the Compensation Committee considered the Company’s performance as a whole against all of the primary and secondary goals set forth at the beginning of 2013, as well as the funding level established under the Annual Plan, and approved an Annual Plan pool for allocation to plan participants in the amount of $15.3 million, or 96% of target funding. In addition, in order to further reward those individuals who had the most significant impact on the Company’s results in 2013, the Committee approved a supplemental discretionary pool of $1.0 million for allocation to a limited number of high performing employees, including our named executive officers.

Once the funding level for the Annual Plan pool was approved, our Chairman and Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer under the Annual Plan based on performance against each individual’s Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chairman and Chief Executive Officer’s recommendation) of the individual’s performance against his individual goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chairman and Chief Executive Officer as it did to the other named executive officers.

For 2013, each named executive officer was determined to have achieved his Personal goals in full. In addition, after considering our strong overall results—particularly, relative to the quick service restaurant sector as a whole —and the role each respective named executive officer played in achieving those results, our Chairman and Chief Executive Officer recommended to the Compensation Committee that each named executive officer’s award, other than his own, be supplemented with an additional bonus from the $1.0 million discretionary pool approved by the Compensation Committee. The Compensation Committee approved an additional discretionary bonus for each of our named executive officers to recognize the contributions he made to our strong performance during fiscal 2013 in the amount set forth in the table below. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

Named executive officer	Target Annual Plan % payout (% of base salary)	Actual award % (% of base salary)	Actual award % (% of target award)
Nigel Travis	100%	102.2%	102.2%
Paul Carbone	60%	63.3%	105.5%
John Costello	60%	61.1%	101.8%
Paul Twohig	60%	70.5%	117.6%
Richard Emmett	55%	60.2%	109.4%

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$706.3	$711.7	105%
Dunkin’ Brands Inc. Global Comparable Sales	4.09%	2.76%	66.3%
Dunkin’ Donuts U.S. Net Development, comprised of:			153.8%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	340	371	120.0%
Dunkin’ Donuts New First Year Sales ($MM) (50% weight)	$134.45	$158.03	187.5%
Dunkin’ Brands Inc. Comparable Sales—U.S.	4.03%	3.18%	77.5%

(1)	Each metric is as defined under the Annual Plan or award agreements granted thereunder.

	Weighted Contribution Toward Annual Plan Payout
Named executive officer	Primary and Secondary Business Goals (65% of total opportunity)(1)	Personal Goals and Annual Plan funding (35% of total opportunity)(2)	Adjustment to Personal Goals(3)	Actual award % (% of target award)
Nigel Travis	61.9%	31.5%	8.8%	102.2%
Paul Carbone	61.9%	31.5%	12.2%	105.5%
John Costello	61.9%	31.5%	8.4%	101.8%
Paul Twohig	69.2%	31.5%	16.9%	117.6%
Richard Emmett	61.9%	31.5%	16.0%	109.4%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the adjusted operating income-based funding level (90%) multiplied by the remaining portion of the award (35%).
(3)	Represents the additional discretionary bonus approved by the Compensation Committee for each of our named executive officers.

Long-term equity incentive awards

In 2013, each of our named executive officers received equity awards in the form of stock options. In determining the size of the long-term equity grants awarded to our named executive officers, the Compensation

Committee took into account a number of factors such as long-term incentive values typically awarded to executives holding positions in similarly-situated companies and internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards historically granted to our executives. As noted above, all stock options granted in fiscal 2013 are subject to time-based vesting. The options vest in four equal annual installments, subject to the optionee’s continued employment on the applicable vesting date.

Employment agreements and letters

We have entered into an employment agreement with Mr. Travis and offer letters with each of our other named executive officers. The material terms of these agreements and letters are summarized below.

Employment Agreement with Mr. Travis. In February 2014, we amended Mr. Travis’ employment agreement to, among other things, extend the term through December 2018. Under his amended employment agreement, Mr. Travis is entitled to receive an annual base salary of $1,000,000 and is eligible for a target annual incentive bonus of 110% of his base salary, which can be increased up to 247.5% if we achieve certain goals. Mr. Travis has agreed to confidentiality obligations during and after employment and has agreed to non-competition and non-solicitation obligations during his employment and for two years following the termination of his employment.

Letter Agreements with Messrs. Carbone, Costello, Twohig and Emmett. Messrs. Carbone, Costello, Twohig and Emmett are parties to offer letter agreements with the Company that provide for a certain level of base salary and eligibility to participate in the Company’s Annual Plan with specified target bonus opportunities under this plan. Under the terms of their respective letter agreements, each named executive officer has agreed to confidentiality obligations during and after employment and each has agreed to non-competition and non-solicitation obligations during and following employment termination

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change-in-control entitlements. We also do not maintain any special change in control severance plans and do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to the agreement or offer letter described above. These arrangements are more fully described below under “Potential payments upon termination or change in control.”

Equity compensation

As more fully described below in the section entitled “Potential payments upon termination or change in control,” our named executive officers’ stock option agreements also provide for accelerated vesting upon a change in control in certain circumstances. The agreements provide that if the employment of such executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his equity awards will vest in full upon such termination. Since this protection is meaningful only if the equity awards held by the executives are assumed in the change in control transaction, the awards will vest in full at the time of the transaction if they are not assumed by the successor organization.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2013, subject to limits set forth in the Internal Revenue Code of 1986, as amended. In addition to the 401(k) Plan available to all employees, we have established the Deferred Compensation Plan for senior employees, including our named executive officers, and non-employee directors. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

We offer limited perquisites and personal benefits to our named executive officers. We have provided our named executive officers with relocation benefits to facilitate their relocation, including short-term cash supplements. We also provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay them for the cost of executive physicals and supplemental long-term disability insurance. The costs associated with all perquisites are included in the Summary Compensation Table.

Clawbacks; Risk Assessment

The Compensation Committee currently has the ability to “clawback” awards under our 2011 Omnibus Long-Term Incentive Plan and the Annual Plan to the extent required by applicable federal or state law. In addition, the Compensation Committee intends to adopt a “clawback” policy once the SEC rules are finalized with respect to the same. In 2013, the Compensation Committee, pursuant to an assessment performed by Enterprise Risk Management, our internal audit function, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

Emphasis on Long-Term Ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
Nigel Travis	6x
Paul Carbone	3x
John Costello	3x
Paul Twohig	3x
Richard Emmett	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan, and shares obtained through stock option exercise and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested restricted stock units. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2013, the date of the annual measurement of ownership for purposes of this policy, Messrs. Travis, Carbone and Twohig had met the stock ownership guidelines set forth under the policy.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take into consideration the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing these programs. We are asking our shareholders to approve the material terms of the Dunkin’ Brands Group, Inc. Annual Management Incentive Plan, consistent with Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

Joseph Uva

2013 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2013, 2012 and 2011:

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Nigel Travis	2013	$932,885	—	—	$2,380,392	$867,885	$25,481	$4,206,643
Chairman and Chief Executive Officer	2012	$861,000	—	—	—	$1,033,050	$17,228	$1,911,278
	2011	$873,750	—	—	—	$1,060,086	$24,089	$1,957,925

Paul Carbone	2013	$400,000	—	—	$426,487	$224,100	$19,162	$1,069,749
Chief Financial Officer	2012	$351,250	—	—	$1,166,480	$230,000	$20,442	$1,768,172

John Costello	2013	$530,000	—	—	$753,791	$296,932	$20,106	$1,600,828
President, Global Marketing and Innovation	2012	$530,000	—	—	—	$317,994	$20,930	$868,923
	2011	$530,962	—	—	$1,308,000	$332,403	$55,539	$2,226,904

Paul Twohig	2013	$500,000	—	—	$753,791	$301,950	$27,343	$1,583,084
President, Dunkin’ Donuts U.S. and	2012	$469,985	—	—	$1,406,600	$326,254	$20,670	$816,909
Canada, and Dunkin’ Donuts and Baskin-Robbins, Europe and Latin America	2011	$392,019	—	—	$817,950	$240,584	$25,543	$1,476,097

Richard Emmett	2013	$430,000	—	—	$565,343	$220,832	$25,508	$1,241,683
Senior Vice President, Chief Legal and Human Resources Officer(5)

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Deferred Compensation Plan or the 401(k) Plan. Base salaries for fiscal 2011 were calculated based on a 53-week fiscal year.
(2)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013.
(3)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan. These payout amounts were based on the attainment of certain pre-established Company performance targets and personal goals. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2013 compensation—Short-term incentive awards” above.

(4)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and principal position	Year	Flexible allowance and event tickets ($)(i)	Company- paid premiums for LTD coverage ($)	Personal Use of Company Vehicle ($)(ii)	Relocation expenses ($)(iii)	Executive physicals ($)	401(k) company match contributions ($)	Other ($)
Nigel Travis	2013	$3,400	—	$9,731	—	$2,150	$10,200		—
Chairman and Chief	2012	$2,160	—	$5,268	—	—	$9,800		—
Executive Officer	2011	$12,123	—	—	—	$2,150	$9,800		$16

Paul Carbone	2013	$2,480	$2,422	$860	—	$3,200	$10,200		—
Chief Financial Officer	2012	$6,396	$1,259	$538	—	$2,450	$9,800		—

John Costello	2013	$2,080	$2,609	$3,426	—	$2,100	$10,200
President, Global Marketing & Innovation	2012	$2,160	$3,640	$2,580	—	$2,750	$9,800		—
	2011	$9,388	$3,640	—	$34,615	—	$9,800		$20

Paul Twohig	2013	$4,080	$4,993	$8,0703	—	—	$10,200
President, Dunkin’ Donuts U.S.	2012	$2,160	$4,475	$4,0353	—	—	$10,000
and Canada, and Dunkin’ Donuts and Baskin-Robbins, Europe and Latin America	2011	$11,335	$4,387	—	—	—	$9,800		$22

Richard Emmett Senior Vice President, Chief Legal and Human Resources Officer	2013	$4,680	$3,601	$4,427	—	$2,600	$10,200	$

(i)	Amounts shown with respect to 2013 reflect the face value to sporting event tickets that were provided to the named executive officers. With the exception of Mr. Carbone, whose amount reflects a pro-rated flexible allowance that was paid to him prior to the date he became our Chief Financial Officer ($6,396), amounts shown in 2012 for other named executive officers reflect the face value of tickets to sporting events that were provided to them. During 2011, the Company ceased providing flexible allowances to our named executive officers. Amounts shown with respect to 2011 consist of a pro-rated flexible allowance (Mr. Travis $7,308; and Mr. Costello, $7,692), plus the face value of tickets to sporting events provided to the named executive officers.
(ii)	Amounts shown are calculated based on the incremental costs to the Company of using a company vehicle to transport the named executive officer from Canton, Massachusetts to Logan Airport in Boston, Massachusetts, calculated by taking into account the cost to the Company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the Company regardless of this personal use.
(iii)	Amount shown for Mr. Costello reflects costs associated with Mr. Costello’s relocation to Massachusetts, consisting of reimbursement of the costs of rental housing in Boston ($34,615 with respect to 2011). The reimbursement to Mr. Costello of the costs of rental housing in Boston ceased effective April 23, 2011.
(5)	Mr. Emmett became a named executive officer in 2013 and, as a result, only information for the most recent fiscal year is included in this table.

Grants of Plan-Based Awards Table

Name	Type of Award	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Awards ($)(4)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Nigel Travis	Annual Incentive		232,365	929,462	2,091,289
	Stock Options	2/12/2013				240,000	37.26	2,380,392
Paul Carbone	Annual Incentive		60,000	240,000	540,000
	Stock Options	2/12/2013				43,000	37.26	426,487
John Costello	Annual Incentive		79,500	318,000	715,500
	Stock Options	2/12/2013				76,000	37.26	753,791
Paul Twohig	Annual Incentive		75,000	300,000	675,000
	Stock Options	2/12/2013				76,000	37.26	753,791
Richard Emmett	Annual Incentive		59,125	236,500	532,125
	Stock Options	2/12/2013				57,000	37.26	565,343

(1)	These figures represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer for fiscal 2013 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual Plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2013 compensation—Short-term incentive awards” above.
(2)	The stock options granted to all named executive officers in fiscal 2013 were granted under the Company’s 2011 Omnibus Long-Term Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a ten-year term and are subject to service-based vesting, as described below. All stock options granted to our named executive officers in fiscal 2013 vest in four equal annual installments, subject to the optionee’s continued employment on the applicable vesting date.
(3)	The exercise price of the stock options granted to our named executive officers was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(4)	Amounts shown in this column, with respect to stock options, reflect the fair value of the stock option awards on the date of grant determined in accordance with FASB ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. The underlying valuation assumptions for option awards are further discussed in Note 14 to our consolidated financial statements for fiscal year ended December 28, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits, as described above in the Compensation Discussion and Analysis. All of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, and our 2011 Omnibus Long-Term Incentive Plan and our benefit plans and programs for all or a portion of fiscal 2013. Each of our named executive officers’ bonuses (including Mr. Travis’ pursuant to his employment agreement is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding options are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)
Nigel Travis	916,140	547,287	3.02	2/23/2020
	—	240,000	37.26	2/12/2023
Paul Carbone	54,618	14,011	3.02	2/23/2020
	7,002	10,510	7.31	3/9/2021
	25,000	75,000	33.18	6/8/2022
	—	43,000	37.26	2/12/2023
John Costello	—	87,567	3.02	2/23/2020
	3,929	26,271	7.31	3/09/2021
	30,000	50,000	25.18	12/11/2021
	—	76,000	37.26	2/12/2023
Paul Twohig	—	74,434	3.02	2/23/2020
	—	19,703	7.31	3/9/2021
	15,000	30,000	25.18	12/11/2021
	—	76,000	37.26	2/12/2023
Richard Emmett	—	65,674	3.02	2/23/2020
	—	57,000	37.26	2/12/2023

(1)	Reflects stock options that vest based on service-based vesting conditions. Option grants made after our IPO vest in annual equal installments over 4 years, beginning on the first anniversary of the date of grant. Stock option grants made on or before our IPO vest in equal annual installments over five years, generally beginning on the first anniversary of the grant date. For Messrs. Travis and Carbone, with respect to options granted on February 23, 2010, the numbers in the table reflect a decision by the Compensation Committee to accelerate the vesting of options granted on such date by one year (20%) to reflect the time that had passed between their hire dates (January 20, 2009 and September 15, 2008, respectively) and the grant date. The effect of a change in control on our outstanding options is described below under “Potential payments upon termination or change of control.”
(2)	The exercise price of stock options is the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, after adjustment in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.
(3)	All options have a ten-year term.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options by named executive officers during 2013.

	OPTION EXERCISES
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Nigel Travis	523,000	21,025,355
Paul Carbone	0	0
John Costello	104,000	3,326,399
Paul Twohig	58,783	1,862,338
Richard Emmett	61,010	2,343,608

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last Fiscal Year(1)	Registrant Contributions In Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance At Last Fiscal Year End(4)
Nigel Travis	$327,440	—	$91,284	$99,602	$1,051,507
Paul Carbone	115,000	—	20,835	5,276	135,835
John Costello	—	—	—	—	—
Paul Twohig	50,000	—	3,631	—	53,631
Richard Emmett	126,850	—	64,052	—	423,767

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No company contributions were made into this plan for fiscal 2013 on behalf of our named executive officers.
(3)	Reflects market-based earnings on amounts credited to participants under the plan. Investment choices are available within the plan and we provide credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table (other than with respect to amounts deferred by Mr. Emmett prior to fiscal 2013).

The Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan that is available to executives and senior-management level employees of the Company, as well as the Company’s non-employee directors. Under the Deferred Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year (with a minimum deferral amount of $5,000). Although we have the discretion to provide matching credits under the plan, no matching credits were provided for fiscal 2013. All amounts credited to a participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 50 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the plan. Upon a change in control, we will appoint an independent trustee to administer the trust and will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control).

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment Agreement with Mr. Travis. Mr. Travis’ employment agreement was amended and restated effective May 3, 2011, and further amended on November 30, 2012 and February 28, 2014. Under Mr. Travis’ employment agreement, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rata bonus for the year in which such termination occurred, determined based on actual performance. In addition, Mr. Travis will be entitled to reimbursement for health insurance premiums for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, which failure did not rise to the level of “cause.”

All Other Named Executive Officers. Each of Messrs. Carbone, Costello, Twohig and Emmett is entitled to certain severance benefits under his offer letter, as amended. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll is customarily paid. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer (including Mr. Travis), upon his separation from employment, is also entitled to receive any accrued but unpaid salary and vacation, as well as any earned but unpaid annual bonus for the preceding fiscal year.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his signing and not revoking a full release of claims in favor of the Company.

Restrictive Covenants. Under the terms of their respective agreements, each of Messrs. Travis, Carbone, Costello, Twohig and Emmett has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Each of Messrs. Carbone, Costello, Twohig and Emmett has agreed to non-competition and non-solicitation obligations during and for specified periods following employment termination.

Change in control

All outstanding stock options held by our named executive officers have change in control vesting provisions, as described below.

All outstanding option awards held by our named executive officers that were issued under the 2011 Omnibus Long-Term Incentive Plan provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the executive terminates his employment for good reason within 18 months of the change in control, such options or restricted stock units will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

With respect to each option grant awarded under our 2006 Equity Incentive Plan, eligible participants are entitled to accelerated vesting, immediately upon a change in control, of 50% of their then-unvested stock options. Any remaining unvested stock options will vest on the first anniversary of the change in control (so long as the participant remains employed through that date).

As described above under “Nonqualified deferred compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company or a change in control of the Company occurred on December 27, 2013 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 27, 2013, except for earned by unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies.

Termination of Mr. Travis’ employment	Cash severance (lump-sum)	Health benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$1,793,885	$24,694	$1,818,579
Involuntary Termination (for Performance-Based Cause)	950,000	—	950,000

Termination by the Company other than for cause	Cash severance (salary continuation) (1)	Health and dental benefit (2)	Outplacement (3)	Total
Paul Carbone	$400,000	$3,572	$20,000	$423,572
John Costello	530,000	2,816	20,000	552,816
Paul Twohig	500,000	2,816	20,000	522,816
Richard Emmett	430,000	1,439	20,000	451,439

(1)	Represents twelve months of pay continuation in accordance with the terms of the offer letters with Messrs. Carbone, Costello, Twohig and Emmett.

(2)	Represents the amount we would have paid under our current practice of paying for premiums for three months of health and dental benefits for Messrs. Carbone, Costello, Twohig and Emmett.
(3)	Represents the cost to us for providing six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

Change in control/Change in Control followed by qualifying employment termination	Acceleration of unvested stock options ($)(1)	Total
Nigel Travis	$14,757,674	$14,757,674
Paul Carbone	$2,069,688	$2,069,688
John Costello	$4,415,376	$4,415,376
Paul Twohig	$3,537,451	$3,537,451
Richard Emmett	$2,066,729	$2,066,729

(1)	Includes outstanding options granted under our 2006 Equity Incentive Plan that would immediately vest upon a change in control and, with respect to stock options granted following our IPO, which would only vest immediately upon a qualifying termination in connection with a change in control. For purposes of this table, the value with respect to 50% of each unvested option granted under our 2006 Equity Incentive Plan held by Messrs. Travis, Carbone, Costello, Twohig and Emmett is included and the value with respect to 100% of each option granted following our IPO held by Messrs. Travis, Carbone, Costello, Twohig and Emmett is included. Amounts shown in respect of options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($47.75 per share, the closing price of our common stock on December 27, 2013, the last business day of our 2013 fiscal year) and the per share exercise price of the respective options.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2013. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•

Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

We believe Dunkin’ Brands’ performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 7 times during fiscal 2013 with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, including 4 meetings held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG, Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 28, 2013 (fiscal 2013) and the fiscal year ended December 29, 2012 (fiscal 2012) were:

Category	2013	2012
Audit	$1,628,288	$1,650,511
Audit Related	22,000	288,487
Tax	313,492	319,127
All Other	78,000	—
Total	$2,041,780	$2,258,125

•

Audit fees were for professional services rendered for the audits of Dunkin’ Brands’ consolidated financial statements including financial statement schedules, reviews of interim financial statements and assistance with review of documents filed with the SEC with respect to fiscal 2013 and fiscal 2012.

•	Audit related fees were for services related to employee benefit plan audits in each of fiscal 2012 and fiscal 2013 and our secondary offerings in fiscal 2012.

•	Tax fees were for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

•	All Other fees in fiscal 2013 were for services related to the pre-implementation review of the Company’s upgrade to its internal financial systems.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Dunkin’ Brands as of December 28, 2013 and for fiscal 2013 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2013 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2014, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Raul Alvarez

Carl Sparks

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 27, 2014. We are asking shareholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 4

APPROVAL OF DUNKIN’ BRANDS GROUP, INC. ANNUAL MANAGEMENT INCENTIVE PLAN

Our Board of Directors is asking you to approve the Dunkin’ Brands Group, Inc. Annual Management Incentive Plan (the “MIP”), including the material terms of the performance goals under the plan. If approved, the MIP would become effective for performance periods (as described below) beginning on or after December 28, 2014. The disclosure below is a summary only and is qualified in its entirety by reference to the MIP. For a full description, you should read the entire text of the MIP, which is attached hereto as Appendix A.

Background

Section 162(m) of the Internal Revenue Code (together with the regulations and other guidance issued thereunder, “Section 162(m)”) generally provides that compensation provided by a publicly held corporation to its “covered employees” (the corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million.

This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Since our initial public offering in 2011, compensation payable to our covered employees has not been subject to the deduction limitation under Section 162(m) to the extent it has been exempt from this limitation under a special transition rule for corporations that go public through an initial public offering. However, since the reliance period under that transition rule will expire not later than the date of our annual meeting of stockholders in 2015, the relief afforded by the transition rule will soon cease to be available to us and, to the extent we provide compensation in excess of $1 million to our covered employees once that reliance period has ended, such amounts will generally be deductible, if at all, only if such amounts qualify as exempt performance-based compensation under Section 162(m).

We now seek approval of the material terms of the MIP, including the performance goals thereunder, to afford us the opportunity to provide exempt performance-based compensation under the MIP. As discussed above in “Tax and accounting considerations” in “Compensation Discussion and Analysis,” notwithstanding shareholder approval of these performance goals, the Compensation Committee will continue to have authority to (and, in its sole discretion, may) provide for compensation that is not exempt from the limits on deductibility under Section 162(m). If shareholders approve the MIP at the Annual Meeting, annual bonuses for performance periods beginning or after December 28, 2014 will be paid under this plan.

If the MIP is not approved at the Annual Meeting, the plan will not be effective. The Compensation Committee, however, will have the discretion to pay annual cash bonuses to our executive officers and other key employees with respect to the periods that would otherwise have been covered under the MIP. To the extent any such bonuses are paid, they will not qualify as “performance-based compensation” and therefore may not be fully deductible by us due to the compensation limit imposed by Section 162(m).

Material Features of the MIP

Administration. The MIP is administered by the Compensation Committee of the Board of Directors, which, with respect to grants of awards intended to qualify as exempt performance-based compensation under Section 162(m) (“Section 162(m) Awards”), will consist solely of outside directors (as defined under Section 162(m)).

Awards. Award opportunities under the MIP will be granted by the Compensation Committee with respect to a performance period specified by the Compensation Committee. The MIP permits the grant of Section 162(m) Awards as well as awards that are not intended to so qualify. The Compensation Committee will establish the performance criteria applicable to the award, the amount or amounts payable if the performance criteria are achieved, and such other terms and conditions as the Compensation Committee deems appropriate. For Section 162(m) Awards, objectively determinable performance goals and payout formulas will be pre-established by the Compensation Committee for each performance period within a specified period of time following the beginning of such performance period.

Payment. After completion of the performance period, the Compensation Committee will review (and, with respect to Section 162(m) Awards, certify) performance results and the payout for the awards. The Compensation Committee will then determine the actual payment, if any, under each award. The Compensation Committee will have the sole and absolute discretion to reduce (including to zero) the actual payment to be made under any award. The Compensation Committee will determine the payment dates for awards under the MIP. No payment will be made under an award unless the participant remains employed by the Company on the payment date, except as otherwise provided by the Compensation Committee. The Compensation Committee may permit a participant to defer payment of an award under the Deferred Compensation Plan or otherwise.

Amounts payable under the MIP performance goals described in this proposal will be based on future award opportunities and performance and are not determinable at this time. For a description of annual bonus awards for our named executive officers for our most recent prior fiscal year, see the “Compensation Discussion and Analysis” and related compensation tables, above.

Maximum Awards. Under the MIP, the maximum amount payable to any participant for any fiscal year of the Company will be $10 million.

Eligibility and Participation. Awards under the MIP may be granted to our executive officers and to other key employees of the Company and its affiliates selected from time to time by the Compensation Committee (or, with respect to awards other than Section 162(m) Awards, its authorized delegate). Currently, it is anticipated that approximately 1,100 employees will be eligible to participate in the MIP once it becomes effective, including each of our executive officers.

Business Criteria for MIP Performance Goals. Each award granted under the MIP will be subject to performance goals consisting of specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of the award, including individual performance factors. However, the performance goals that apply to Section 162(m) Awards will be set by the Compensation Committee and will consist solely of one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses

(including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; new store first year sales; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

To the extent consistent with Section 162(m), the Compensation Committee may establish that, in the case of a Section 162(m) Award, one or more of the performance criteria may be adjusted in an objectively determinable manner to reflect events (for example, the impact of restructurings, discontinued operations, mergers, acquisitions, extraordinary items, other unusual or non-recurring items and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that applicable performance criterion or criteria. The Compensation Committee (or its delegate) may, in its sole and absolute discretion and with or without specifying its reasons for doing so, in the case of awards other than Section 162(m) Awards, adjust the amount payable under such award.

Recovery of Compensation. Awards under the MIP will be subject to forfeiture, termination and rescission, and a participant who receives a payment pursuant to the MIP will be obligated to return to the Company such payment in connection with a breach by the participant of the MIP or an award agreement or due to an overpayment due to inaccurate financial data (in such cases, to the extent provided by the Compensation Committee), pursuant to any company clawback or recoupment policy, or as otherwise required by law or applicable stock exchange listing standards.

Amendment and Termination. The Compensation Committee may amend the MIP at any time, provided that any amendment will be approved by the Company’s shareholders if required by Section 162(m). The Compensation Committee may terminate the Annual Plan at any time.

Performance-based awards under our MIP are an important component of our compensation system. We often rely on them to attract and retain talent and to motivate our employees, including our named executive officers, to promote our profitability and growth. In order to allow us to make awards that are intended to be deductible, we are seeking your approval of the MIP.

Your Board of Directors recommends a vote FOR Proposal 4, Approval of Dunkin’ Brands Group, Inc. Annual Management Incentive Plan.

PROPOSAL 5

SHAREHOLDER PROPOSAL

As You Sow has advised the Company that it intends to present the following shareholder proposal at the Annual Meeting on behalf of shareholder Andrew Behar. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The address and share ownership of the proponent will be furnished to any shareholder upon request. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Your Board of Directors recommends a vote AGAINST Proposal 5, Shareholder Proposal.

Shareholder Proposal

Product Safety Report

Whereas:

Nanotechnology is the science of manipulating matter at the molecular scale to build structures, tools, or products, known as nanomaterials. These extremely small particles create opportunities for innovation; however the scientific community has raised serious questions about the safety of nanomaterials.

The novel properties of nanomaterials offer new opportunities for food industry applications, including stronger flavorings and colorings. However these same properties may also result in greater toxicity for human health and the environment. Because of their small size, nanoparticles are more likely to enter cells, tissues, and organs where they may interfere with normal cellular function and cause damage and cell death. Nanomaterials such as silver, titanium dioxide, zinc, and zinc oxide, have been found to be highly toxic to cells in laboratory studies. Recent research on the ingestion of inorganic nanoparticles, has raised concerns regarding toxicity to humans and the environment. Studies show that nanoparticles less than 300 nanometers in size are able to pass through cell membranes in organisms; that nanomaterials can cause DNA and chromosomal damage, inflammation, and genital malformations, among other harms; that titanium dioxide nanoparticles caused brain damage in fish, causing nerve cells to die.

Given recent scientific findings, proponents believe companies that use nanomaterials in consumer products may face significant liability and reputational risks. In 2008, the insurance giant, Swiss Re, noted that “what makes nanotechnology completely new from the point of view of insuring against risk is the unforeseeable nature of the risks it entails and the recurrent and cumulative losses it could lead to, given the new properties—hence different behavior—of nanotechnologically manufactured products….” In 2011, Gen Re noted, “There are, at this time, dozens of studies associating exposure to various nanomaterials with adverse health effects.”

We are concerned about liability arising from use of nanotechnology in food products, particularly foods such as donuts which are ingested by children, whose developing bodies are more vulnerable.

Proponents believe titanium-dioxide nanomaterials are likely being used in Dunkin’ Donuts without adequate testing to ensure safety, and without notice or warning of their presence or potential hazard. Proponents believe that the best way to protect the public and shareholder value is to avoid using nanomaterials until and unless they have been subject to robust evaluation and demonstrated to be safe for human health and the environment, and to clearly label all products that contain nanomaterials.

Resolved: Shareholders request the Board publish by November 1, 2014, at reasonable cost and excluding proprietary information, a report on Dunkin’s policies regarding public health concerns of nanomaterials in the company’s products or packaging. This report should identify products or packaging that currently contains nanomaterials, and discuss any actions, aside from regulatory compliance, management is taking to reduce or eliminate risk associated with human health and environmental impacts, such as eliminating, or disclosing, the use of nanomaterials until they are proven safe through long-term testing.

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board recommends that shareholders vote AGAINST the shareholder proposal.

The Board feels strongly that preparing the requested report is premature and would be an unnecessary and imprudent diversion of the Company’s resources with no corresponding benefit to the Company, our guests or our shareholders.

Dunkin’ Brands has a demonstrated commitment to conducting our business in an ethically and socially responsible manner. Each of our brands uses high quality ingredients and has stringent food quality standards for all of our products that meet all requirements of the Food and Drug Administration (“FDA”). We have a Supplier Code of Conduct that requires suppliers to comply with all laws, ordinances, rules, regulations and orders of public authorities pertaining to the business that supplies the Dunkin’ Brands system.

The science behind, and research into, nanotechnology as it relates to the food industry remains in its very early stages. The FDA has not issued final regulations regarding nanomaterials in food products and importantly, there remains no agreed upon method for analyzing a product for the presence of nanoparticles.

Dunkin’ Brands has been engaged with stakeholders (including the proponent of this shareholder resolution), suppliers and industry leaders on the topic of nanomaterials and has investigated the use of nanotechnology in the food industry generally and in our product portfolio. Specifically, we discussed and investigated along with one of our manufacturers the ingredient of concern identified to us by As You Sow (titanium dioxide). Our investigation indicated that this ingredient of concern does not meet the definition of nanoparticle as defined under draft FDA guidelines used in industry today. We relayed our findings to As You Sow and continue to engage with them on this issue.

A representative from Dunkin’ Brands attended a seminar sponsored by the Institute of Food Technology focused on the use of nanotechnology in the food industry. This seminar included some of the leading researchers on the issue globally. This program indicated that the research on this topic as it relates to the food industry is currently being conducted and remains in its early stages.

Our consumer’s health and safety are our top priority. All Dunkin’ Brands products comply with federal, state and local regulations. Based on our research, our suppliers do not currently utilize nanotechnology in the production of our products. We have engaged leaders within the field of nanotechnology to monitor progress and research and intend to remain apprised of the latest developments.

In light of Dunkin’ Brands’ ongoing commitment and the infancy of the research on this issue, we believe that the report requested by the proposal is unnecessary and premature. We further believe that the proposal represents the potential for a diversion of resources with no corresponding benefit to the Company, our customers or our shareholders at this time.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. However, our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance – Majority Voting Guidelines” above. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), for the ratification of the appointment of the independent registered public accounting firm, to approve Proposal 4 (Approval of Dunkin’ Brands Group, Inc. Annual Management Incentive Plan), and against the shareholder proposal, if properly presented at the Annual Meeting. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 3 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors, the Advisory Vote on Named Executive Officer Compensation or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2015 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than November 26, 2014. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2015 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 6, 2015 and no later than February 5, 2015. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at the Boston Marriott Quincy, located at 1000 Marriott Drive, Quincy, MA 02169. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 12, 2014, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2014 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 12, 2014. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

ANNEX A

DUNKIN’ BRANDS GROUP, INC.

ANNUAL MANAGEMENT INCENTIVE PLAN

This Annual Management Incentive Plan (the “Plan”) has been established to advance the interest of Dunkin’ Brands Group, Inc. (the “Company”) by providing for the grant of Awards to eligible employees of the Company and its Affiliates. The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 162(m)”), to the extent applicable.

I.	ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret the Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all parties. In the case of any Award (as defined in Section III below) intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” for purposes of such exemption, the “Committee” for purposes of the Plan will consist of a subcommittee consisting solely of those Committee members who are “outside directors” for such purposes (and, where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee), (ii) the Committee will exercise its discretion consistent with qualifying the Award for that exemption and (iii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” shall be deemed to refer to the person or persons to whom such authority has been delegated.

II.	ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its Affiliates shall be eligible to participate in the Plan. An “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan shall not entitle a Participant to participate with respect to a subsequent Award or Awards, if any.

III.	GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (such period, the “Performance Period”). A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan. Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company. The Committee shall select the Participants, if any, who are to receive Awards for a Performance Period and, in the case of each Award, shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m).

IV.	PERFORMANCE CRITERIA

As used in the Plan, the term “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award, including, for the avoidance of doubt, any individual performance factors. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant individually, or to a business unit or division or the Company as a whole. For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; new store first year sales; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. Provided that the Committee has specified at least one Performance Criterion under this Section IV intended to qualify the Award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted in this Section IV) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of any Section 162(m)

Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

V.	CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, shall take such steps as are sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under any Section 162(m) Award unless such certification requirement has been satisfied as set forth above, except as provided by the Committee consistent with the requirements of Section 162(m). The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of Awards other than Section 162(m) Awards, otherwise adjust the amount payable under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case the Committee’s discretionary determination, which may affect different Awards differently, will be binding on all parties.

VI.	PAYMENT UNDER AWARDS

The Committee shall determine the payment dates for Awards under the Plan. Except as otherwise determined by the Committee, no payment shall be made under an Award unless the Participant’s employment with the Company or its Affiliates continues through the date such Award is paid. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Code and the regulations thereunder (“Section 409A”), and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the Award letter or other documentation establishing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an Award may be made in accordance with such date or schedule, and (ii) the Committee may, but need not, permit a Participant to defer payment of an Award (pursuant to the Amended and Restated Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan, as further amended from time to time, or otherwise) beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A, and that any amount so deferred with respect to a Section 162(m) Award shall be adjusted for notional interest or other notional earnings in a manner consistent with (as determined by the Committee) the requirements of Section 162(m).

VII.	PAYMENT LIMITS

The maximum amount payable to any participant for any fiscal year of the Company under Section 162(m) Awards will be $10 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII.	TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

Neither the Company nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any

Participant or to the estate or beneficiary of any Participant or to any other holder of an Award that may arise or otherwise be asserted with respect to an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

IX.	AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X.	MISCELLANEOUS

(a) Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided by the Committee in connection with (A) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (ii) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X(a) at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.

(b) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c) In the case of any Section 162(m) Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan.

(d) Except as otherwise provided in an Award, the Committee shall, in its sole discretion, determine the effect of a Covered Transaction (as defined in the Company’s 2011 Omnibus Incentive Plan, as it may be amended from time to time) on Awards under the Plan.

(e) The Plan shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan shall be effective for Performance Periods beginning on or after December 28, 2014 (to the extent the material terms hereof have been approved by the Company’s shareholders prior to such date).

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Michael Hines 02 Joseph Uva

The Board of Directors recommends you vote FOR proposals 2, 3 and 4								For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers							☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ended December 28, 2014							☐	☐	☐

4.	To approve the Dunkin’ Brands Group, Inc. Annual Management Incentive Plan							☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:								For	Against	Abstain

5.	Shareholder Proposal requesting report on nanomaterials							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000201412_1    R1.0.0.51160

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting information)

2014 Annual Meeting of Shareholders

10:00 a.m. (EDT), Tuesday, May 6, 2014

Boston Marriott Quincy

1000 Marriott Drive

Quincy, Massachusetts 02169

Please present this admission ticket and photo identification to gain admittance to the meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Fiscal 2013 Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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DUNKIN’ BRANDS GROUP, INC

Annual Meeting of Shareholders

May 6, 2014 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, PAUL CARBONE and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 6, 2014 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND AGAINST PROPOSAL 5. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

Continued and to be signed on reverse side

0000201412_2    R1.0.0.51160